            This announcement is neither an offer to purchase nor a solicitation of an offer to sell Shares (as defined below). The Offer (as defined below) is made solely by the Offer to Purchase dated May 14, 1997, and the related Letter of Transmittal, and is not being made to, nor will tenders be accepted from or on behalf of, holders of Shares in any jurisdiction in which the making of the Offer or acceptance thereof would not be in compliance with the laws of such jurisdiction. In any jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of the Purchaser (as defined below) by Donaldson, Lufkin & Jenrette Securities Corporation or one or more other registered brokers or dealers licensed under the laws of such jurisdiction.

                      Notice of Offer to Purchase for Cash
                        All Outstanding Ordinary Shares
                                       of
                              GCR HOLDINGS LIMITED
                                       at
                              $27.00 Net Per Share
                                       by
                              EXEL ACQUISITION LTD.
                          a wholly owned subsidiary of
                                  EXEL LIMITED

            EXEL ACQUISITION LTD., a Cayman Islands company (the "Purchaser") and a wholly owned subsidiary of EXEL LIMITED, a Cayman Islands company ("Parent"), is offering to purchase all outstanding Ordinary Shares, par value $.10 per share (the "Shares"), of GCR HOLDINGS LIMITED, a Cayman Islands company ("GCR" or the "Company"), at a purchase price of $27.00 per Share, net to the seller in cash, without interest thereon, upon the terms and subject to the conditions set forth in the Offer to Purchase dated May 14, 1997 (the "Offer to Purchase"), and in the related Letter of Transmittal (which, together with any amendments or supplements thereto, collectively constitute the "Offer"). Following the Offer, the Purchaser intends to effect the Amalgamation described below.

                   THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE

                     AT 12:00 MIDNIGHT, NEW YORK CITY TIME,
                            ON JUNE 11, 1997, UNLESS
                             THE OFFER IS EXTENDED.

THE BOARD OF DIRECTORS OF GCR HAS
UNANIMOUSLY APPROVED THE OFFER AND THE AMALGAMATION, HAS

DETERMINED THAT EACH OF THE OFFER AND THE AMALGAMATION IS FAIR TO, AND IN THE BEST INTERESTS OF, THE COMPANY AND ITS SHAREHOLDERS, AND RECOMMENDS THAT SHAREHOLDERS OF THE COMPANY ACCEPT THE OFFER AND TENDER THEIR SHARES PURSUANT TO THE OFFER AND ADOPT AND APPROVE THE AMALGAMATION.

            THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, THERE BEING VALIDLY TENDERED AND NOT WITHDRAWN PRIOR TO THE EXPIRATION OF THE OFFER A NUMBER OF SHARES WHICH, TOGETHER WITH ALL SHARES BENEFICIALLY OWNED BY PARENT AND ITS SUBSIDIARIES, SHALL BE NOT LESS THAN SEVENTY-FIVE PERCENT OF THE SHARES THEN OUTSTANDING, CALCULATED ON A FULLY DILUTED BASIS.

            The Offer is being made pursuant to an Agreement and Plan of Amalgamation, dated as of May 8, 1997 (the "Acquisition Agreement"), among Parent, the Purchaser and the Company. The Acquisition Agreement provides that, among other things, as soon as practicable after the purchase of Shares pursuant to the Offer and the satisfaction of the other conditions set forth in the Acquisition Agreement and subject to the relevant provisions of the Cayman Islands Companies Law (1995 Revision) (the "Cayman Law"), the
Purchaser and the Company will be amalgamated under a scheme of arrangement under the Cayman Law (the "Amalgamation"). At the effective time of the Amalgamation (the "Effective Time"), each Share issued and outstanding immediately prior to the Effective Time (other than Shares owned by the Purchaser, Parent or any direct or indirect subsidiary of any of them will be canceled and the holder thereof will be entitled to receive $27.00 in cash, or any higher price that may be paid per Share in the Offer, without interest.

            If, however, the Purchaser succeeds in acquiring at least ninety percent (90%) of the Shares, then, subject to and in accordance with the Cayman Law, the Purchaser currently intends to give notice to all holders of the then outstanding Shares (other than Shares held by the Purchaser) that the Purchaser intends to acquire compulsorily such Shares at $27.00 per share in cash, or any higher price that may be paid per Share in the Offer, without interest.

            On April 25, 1997, the Company declared a quarterly dividend of $.62 per Share, payable on May 27, 1997, to shareholders of record on May 14, 1997. Tendering Shares pursuant to the Offer will not affect the right of shareholders of record on May 14, 1997, to receive this dividend.

            For purposes of the Offer, the Purchaser will be deemed to have accepted for payment (and thereby purchased) Shares validly tendered and not properly withdrawn as, if and when the Purchaser gives oral or written notice to ChaseMellon Shareholder Services, L.L.C. (the "Depositary") of the Purchaser's acceptance of such Shares for payment pursuant to the Offer. Upon the terms and subject to the conditions of the Offer, payment for Shares accepted for payment pursuant to the Offer will be made by deposit of the purchase price therefor with the Depositary, which will act as agent for tendering shareholders for the purpose of receiving payments from the Purchaser and transmitting such payments to tendering shareholders whose Shares have been accepted for payment. UNDER NO CIRCUMSTANCES WILL INTEREST ON THE PURCHASE PRICE FOR SHARES BE PAID BY THE PURCHASER, REGARDLESS OF ANY EXTENSION OF THE OFFER OR ANY DELAY IN MAKING SUCH PAYMENT. In all cases, payment for Shares purchased pursuant to the Offer will be made only after timely receipt by the Depositary of (i) certificates evidencing such Shares (the "Share Certificates") or timely confirmation (a "Book-Entry Confirmation") of the book-entry transfer of such Shares into the Depositary's account at one of the Book-Entry Transfer Facilities (as defined in Section 2 of the Offer to Purchase) pursuant to the procedures set forth in
Section 3 of the Offer to Purchase, (ii) the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, with any required signature guarantees, or an Agent's Message (as defined in Section 2 of the Offer to Purchase) in connection with a book-entry transfer and (iii) any other documents required by the Letter of Transmittal.

            Subject to the terms of the Acquisition Agreement, the Purchaser expressly reserves the right, in its sole discretion, at any time and from time to time, to extend the period during which the Offer is open for any reason, including the occurrence of any event specified in Section 14 of the Offer to Purchase, by giving oral or written notice of such extension to the Depositary. There can be no assurance that the Purchaser will exercise its right to extend the Offer. Any such extension will be followed as promptly as practicable by a public announcement thereof, such announcement to be made no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date (as defined below). During any such extension, all Shares previously tendered and not withdrawn will remain subject to the Offer and subject to the right of a tendering shareholder to withdraw such shareholder's Shares.

            Subject to the terms of the Acquisition Agreement and the applicable regulations of the Securities and Exchange Commission, the Purchaser also expressly reserves the right, in its sole discretion, at any time and from time to time, to (i) delay acceptance of any Shares tendered for payment, (ii) terminate the Offer and (iii) waive any condition or otherwise amend the Offer in any respect (other than to reduce the amount of consideration payable in the Offer), in each case, by giving oral or written notice of such delay, termination, waiver or amendment to the Depositary and by making a public announcement thereof.

            Tenders of Shares made pursuant to the Offer are irrevocable, except that Shares tendered pursuant to the Offer may be withdrawn at any time on or prior to 12:00 Midnight, New York City time, on Wednesday, June 11, 1997 (or such later date as may apply in case the Offer is extended) (the "Expiration Date"), and, unless theretofore accepted for payment as provided in the Offer to Purchase, may also be withdrawn at any time after July 13, 1997 (or such later date as may apply in case the Offer is extended). For a withdrawal to be effective, a written or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover of the Offer to Purchase. Any such notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn, and (if Share Certificates have been tendered) the name of the registered holder of the Shares as set forth in the Share Certificate, if different from that of the person who tendered such Shares. If Share Certificates have been delivered or otherwise identified to the Depositary, then prior to the physical release of such Share Certificates, the tendering shareholder must submit the serial numbers shown on the particular Share Certificates evidencing the Shares to be withdrawn and the signature on the notice of withdrawal must be guaranteed by an Eligible Institution (as defined in Section 3 of the Offer to Purchase), except in the case of Shares tendered for the account of an Eligible Institution. If Shares have been tendered pursuant to the procedures for book-entry transfer set forth in Section 3 of the Offer to Purchase, the notice of withdrawal must specify the name and number of the account at the appropriate Book-Entry Transfer Facility to be credited with the withdrawn Shares. Any Shares properly withdrawn will be deemed not validly tendered for purposes of the Offer, but may be retendered at any subsequent time prior to the Expiration Date by following any of the procedures described in Section 3 of the Offer to Purchase. All questions as to the form and validity
(including time of receipt) of notices of withdrawal will be determined by the Purchaser, in its sole discretion, whose determination shall be final and binding.

            The information required to be disclosed pursuant to Rule 14d-6(e)(1)(vii) under the Securities Exchange Act of 1934, as amended, is contained in the Offer to Purchase and is incorporated herein by reference.

            The Company has provided the Purchaser with the Company's shareholder list and security position listings for the purpose of disseminating the Offer to holders of Shares. The Offer to Purchase and the related Letter of Transmittal and other relevant materials will be mailed to record holders of Shares and will be furnished to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the shareholder lists or, if applicable, who are listed as participants in a clearing agency's security position listing, for subsequent transmittal to beneficial owners of Shares.

            THE OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION WHICH SHOULD BE READ CAREFULLY BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER.

            Questions and requests for assistance or copies of the Offer to Purchase and the related Letter of Transmittal and other tender offer materials may be directed to the Information Agent or the Dealer Manager at their respective addresses and telephone numbers set forth below and copies will be furnished promptly at the Purchaser's expense. No fees or commissions will be payable by the Purchaser to any broker, dealer or other person (other than the Information Agent and the Dealer Manager) for soliciting tenders of Shares pursuant to the Offer.

                     The Information Agent for the Offer is:

                       [Logo of Georgeson & Company Inc.]

                                Wall Street Plaza
                            New York, New York 10005
                           Banks and Brokerage Firms,
                         Call Toll-Free: (800) 445-1790
                     All Others Call Toll-Free: (800) 223-2064

                      The Dealer Manager for the Offer is:

                      [Logo of Donaldson, Lufkin & Jenrette
                             Securities Corporation]

                                 277 Park Avenue
                            New York, New York 10172
                       Call: (212) 892-7700 (Call Collect)

May 14, 1997